EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the registration statements of Peerless Industrial Group, Inc. (formerly Discus Acquisition Corporation) on Form S-8 (SEC File No. 33-83034) and on Form S-8 (SEC File No. 333-10767) of our report dated March 14, 1997, except as to the information presented in Note 13, for which the date is March 28, 1997, on our audits of the consolidated financial statements of Peerless Industrial Group, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, which report is included in this Annual Report on Form 10-KSB.

                                       /s/ Coopers & Lybrand L.L.P.
                                          --------------------------
                                           COOPERS & LYBRAND L.L.P

Minneapolis, Minnesota
March 28, 1997